SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 9, 2007 (June 2, 2007)

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31309	15-0327010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5759 Fleet Street, Suite 220, Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1	Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On July 2, 2007, Phoenix Footwear Group, Inc. (“Phoenix Footwear”) sold all of the outstanding capital stock of its wholly subsidiary Royal Robbins, Inc. (“Royal Robbins”) to Kellwood Company (“Kellwood”), a leading marketer of apparel and consumer soft goods headquartered in St. Louis, Missouri, pursuant to a stock purchase agreement between Phoenix Footwear and Kellwood dated June 18, 2007.

Concurrently with the closing of the sale transactions under the stock purchase agreement, Phoenix Footwear’s wholly-owned Canadian subsidiary, PXG Canada Inc. (“PXG Canada”), sold certain assets and assigned certain obligations of PXG Canada that related solely to PXG Canada’s business devoted to the purchasing, marketing, distribution and sale of Royal Robbins branded products to Canadian Recreation Products, Inc., a wholly-owned Canadian subsidiary of Kellwood (the “Canadian Recreation”), pursuant to the terms of an asset purchase agreement dated June 18, 2007.

As part of the closing of the transactions on July 2, 2007, Phoenix Footwear, Royal Robbins and PXG Canada entered into the following additional material agreements and arrangements.

Prior to closing, Phoenix Footwear caused a $3 million standby letter of credit to be issued by Phoenix Footwear’s lender for Kellwood’s benefit to partially fund indemnification payments. Phoenix Footwear will maintain the $3 million standby letter of credit for eighteen months following the closing, subject to reduction on the first anniversary of the closing to an amount equal to the greater of $1.5 million or the amount of all unresolved indemnification claims of Kellwood, if any, made under the stock purchase agreement.

On July 2, 2007, Phoenix Footwear and Manufacturers and Traders Trust Company (“M&T”) entered into a termination agreement (the “Termination Agreement”), with respect to the termination of certain agreements executed by Royal Robbins and PXG Canada in connection with Phoenix Footwear’s Amended and Restated Credit Facility Agreement dated November 13, 2006, as amended (the “Credit Agreement”). The proceeds from the aforementioned sale transactions were used by Phoenix Footwear to pay down the outstanding indebtedness owed by Phoenix Footwear to M&T under the Credit Agreement. The Termination Agreement terminated all security agreements, guaranties, financing statements and other collateral arrangements that created or granted or lien, security interest or other encumbrance on the assets or capital stock of Royal Robbins and terminated all security agreements, financing statements or other collateral documents that created or granted a lien, security interest or other encumbrance on the assets of PXG Canada sold to Canadian Recreation under the asset purchase agreement.

The above-description of the agreements is qualified in its entirety by reference to the full text of the applicable agreements, which Phoenix Footwear intends to file as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2007.

Section 2	Financial Information

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 2, 2007, Phoenix Footwear sold all of the outstanding capital stock of its wholly-owned subsidiary, Royal Robbins, to Kellwood, a leading marketer of apparel and consumer soft goods headquartered in St. Louis, Missouri and, concurrently, PXG Canada sold certain assets and assigned certain obligations of PXG Canada that related solely to PXG Canada’s business devoted to the purchasing, marketing, distribution and sale of Royal Robbins branded products to Canadian Recreation.

At closing, the aggregate cash consideration of U.S. $38 million anticipated to be paid under the stock purchase agreement and the asset purchase agreement was reduced by $132,529, resulting from the preliminary closing date working capital being less than $6.5 million pursuant to the working capital collar formula. The final closing date working capital adjustment remains subject to post-closing review by Kellwood and Phoenix Footwear. As a result, the closing date working capital adjustment may be further adjusted up or down. The purchase price was determined through arms-length negotiations between the parties. In addition to the aggregate cash consideration, Canadian Recreation assumed certain accounts payable owed by PXG Canada to Phoenix Footwear in an amount not to exceed $750,000. The accounts payable are required to be paid by Canadian Recreation within 45 days of the closing.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(b) Pro Forma Financial Information

The pro forma financial statements required to be filed with this Report are not available. Phoenix Footwear will file the required pro forma financial statements as an amendment to this Form 8-K as soon as practical but not later than 71 days after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: July 9, 2007	By:	/s/ Kenneth E. Wolf
	Name:	Kenneth E. Wolf
	Title:	Chief Financial Officer